Exhibit 16.1

RBSM LLP
New York, NY

October 25, 2012

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Re:  Generation Zero Group, Inc.
        File No. 333-146405

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K dated October 25, 2012 of Generation Zero Group, Inc. (the “Company”) and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM LLP
RBSM LLP